Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and managers of BofA Finance LLC (the “Company”), whose signatures appear below, hereby makes, constitutes and appoints John M. Carpenter and Asli Rustemli, and each of them acting individually, his or her true and lawful attorney-in-fact and agent with full power of substitution, to prepare, execute, deliver and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in his or her name and on his or her behalf, and in each of the undersigned’s capacity or capacities as shown below, a shelf registration statement on Form S-3 registering the Company’s debt securities, the guarantee of such debt securities by Bank of America Corporation (“BAC”) and BAC’s debt securities, which may be offered and sold from time to time, or may be reoffered or resold in market-making transactions by affiliates of the Company and/or BAC, and any and all amendments thereto (including post-effective amendments), granting unto said attorney-in-fact and agent full power and authority to do and perform every act necessary or incidental to the performance and execution of the powers granted herein, and ratifying and confirming all acts which said attorney-in-fact and agent might do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original with respect to the person executing it.

IN WITNESS WHEREOF, each of the undersigned officers and managers has executed this Power of Attorney as of the date indicated below.

Signature	Title	Date
/s/ John M. Carpenter John M. Carpenter	President and Manager (Principal Executive Officer)	October 17, 2022

/s/ Jason T. Rhule Jason T. Rhule	Manager	October 12, 2022

/s/ Asli Rustemli Asli Rustemli	Manager	October 12, 2022

/s/ Walter Louis Walter Louis	Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 29, 2022